Exhibit 99.1

Emerald Oil, Inc. Announces Agreement to Sell Sand Wash Basin Leases

Denver, CO – January 8, 2013 – Emerald Oil, Inc. (NYSE MKT: EOX) (“Emerald” or the “Company”) announced today that it executed an agreement to sell its interests in approximately 30,902 net mineral acres in the Sand Wash Basin to a private oil and gas company for approximately $10.0 million cash at $325 per acre, subject to customary adjustments. Closing will occur during the first quarter of 2013, contingent on due diligence and other conditions precedent in the sales agreement.

In a related transaction, the Company has agreed to assign its interests in its Fly Creek coal bed methane (“CBM”) operation and three Niobrara oil wells drilled in 2011 to the remaining working interest holder of the assets and to pay $500,000 for Emerald’s share of abandonment costs. The assets subject to this transaction are located on the 30,902 acres being sold by Emerald.

Emerald currently holds leases in approximately 45,100 net mineral acres in the Sand Wash Basin of the Greater Green River Basin, which is prospective for the Niobrara shale oil and other secondary target formations known to contain oil and natural gas. The 30,902 net acres being sold from Emerald’s Sand Wash Basin acreage are located in Carbon County, Wyoming, and Moffatt County and Routt County, Colorado, in an area known as the Fly Creek Prospect. The Company will retain approximately 14,000 net mineral acres in and immediately surrounding the Focus Ranch Unit located in Routt County, Colorado. Emerald will also retain its 45% interest in the 6-inch diameter natural gas gathering pipeline that extends approximately 18.5 miles in length from the Fly Creek CBM production facilities located in Moffat County, Colorado, to a Questar pipeline connection located near the town of Baggs in Carbon County, Wyoming.

In connection with the transaction, Canaccord Genuity acted as financial advisors to Emerald and Davis Graham & Stubbs LLP acted as legal counsel.

About Emerald

Emerald is a Denver-based independent exploration and production company focused primarily on the development of its approximate 48,800 net acres in the Williston Basin in North Dakota and Montana, prospective for oil in the Bakken and Three Forks formations. Emerald also has accumulated 45,100 net acres in the Sand Wash Basin in northwest Colorado and southwest Wyoming, prospective for oil in the Niobrara formation, and 33,500 net acres in central Montana, prospective for oil in the Heath formation. For more information, visit the Company’s website at www.emeraldoil.com.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of the securities laws. All statements other than statements of historical facts included herein may constitute forward-looking statements. Forward-looking statements in this document may include statements regarding the Company’s expectations regarding the successful closing of and the amount of proceeds from transactions; expectations regarding the Company’s operational, exploration and development plans; expectations regarding the nature and amount of the Company’s reserves; and expectations regarding production, revenues, cash flows and recoveries. When used in this press release, the words "will," "potential," "believe," "estimate," "intend," "expect," "may," "should," "anticipate," "could," "plan," "predict," "project," "profile," "model," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and natural gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

Contact

Emerald Oil, Inc.

McAndrew Rudisill, President

or Marty Beskow, Vice President of Finance / Capital Markets

(303) 323-0008

info@emeraldoil.com

www.emeraldoil.com